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                                                            Exhibit 11

                   CERIDIAN CORPORATION AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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(Amounts in millions, except per share data)
For Periods Ended September 30,
                                     Three Months         Nine Months
                                    1996      1995      1996       1995
Net earnings for common
  stockholders - primary        $   41.2  $   30.4   $  122.9  $   88.6
Restore dividends on
  convertible preferred
  stock                              3.2       3.2        9.7       9.7
Net earnings for fully
  diluted earnings
  per share                     $   44.4  $   33.6   $  132.6  $   98.3

Weighted average common
  shares outstanding              68,035    66,178     67,700    66,093
Common share equivalents
  from stock options and
  restricted stock awards          2,359     3,414      2,746     3,122
Weighted average common
  shares and equivalents
  outstanding - primary           70,393    69,592     70,446    69,215
Shares issuable assuming
  conversion of preferred
  stock                           10,384    10,384     10,384    10,384
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution               80,777    79,976     80,830    79,599

Net earnings for common
  stockholders - primary        $   41.2  $   30.4   $  122.9  $   88.6
Weighted average common
  shares and equivalents
  outstanding - primary           70,393    69,592     70,446    69,215

Primary earnings per share      $   0.59  $   0.44   $   1.74  $   1.28

Net earnings for fully
  diluted earnings
  per share                     $   44.4  $   33.6   $  132.6  $   98.3
Weighted average common
  shares and equivalents
  outstanding  - adjusted
  for full dilution               80,777    79,976     80,830    79,599
Fully diluted earnings
  per share                     $   0.55  $   0.42   $   1.64  $   1.23
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